Exhibit 99.1
Dendreon Announces Registered Direct Common Stock Offering of $45 Million
SEATTLE, WA, November 16, 2006 — Dendreon Corporation (Nasdaq: DNDN) today announced that the Company has entered into definitive agreements with selected institutional investors to sell 9,890,110 shares of its common stock through a registered direct offering for gross proceeds of $45 million, before deducting offering fees and expenses. Credit Suisse Securities (USA) LLC and Lazard Capital Markets LLC acted as joint lead placement agents for the offering.
The shares are being offered pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. The shares of common stock may only be offered by means of a prospectus. The closing of the offering is expected to take place on November 21, 2006, subject to satisfaction of customary closing conditions.
Copies of the final prospectus supplement relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison, New York, New York 10010, or by calling toll free 1-800-221-1037 or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, New York 10020, Attention: Vice President, Investor & Media Relations.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate a cell-mediated immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company is headquartered in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Safe Harbor
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will be determined insufficient to support our application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve our biologics license application for PROVENGE, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund further required clinical trials or commercialization of PROVENGE, our dependence on third party suppliers, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500